WEI WEI & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

• MAIN OFFICE
133-10 39TH AVENUE
FLUSHING, NY 11354
TEL. (718) 445-6308
FAX. (718) 445-6760

• CALIFORNIA OFFICE
36 W BAY STATE STREET
ALHAMBRA, CA 91801
TEL. (626) 282-1630
FAX. (626) 282-9726

• BEIJING OFFICE
SUITE 2503
CHINA WORLD OFFICE 2
1 JIANGUOMENWAI AVENUE
BEIJING 100004, PRC
TEL. (86 10) 65355871
FAX. (86 10) 65355870

June 13, 2016

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read Item 4.01 Changes in Registrant's Certifying Accountant included in the Form 8-K dated June 8, 2016 of Global Arena Holding, Inc. to be filed with the Securities and Exchange Commission. We agree with the statements made in response to that Item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

Wei Wei & Co. LLP

Wei Wei & Co., LLP